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                                                                    EXHIBIT 99.1

                                [ICO LETTERHEAD]

                                                     NEWS RELEASE
                                                     Contact: Dorianne Eggleston
                                                              Tim Gollin
                                                              John F. Williamson
                                                     Phone:   713-351-4100
                                                     Fax:     713-335-2222
                                                     Website: www.icoinc.com
                                                     Pages:   2

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               ICO BOARD UNANIMOUSLY REJECTS REVISED VARCO OFFER

Houston, August 17, 2001 - Today the Board of Directors of ICO, Inc. (NASDAQ:
ICOC) released the text of the following letter which was delivered to Varco International, Inc. (NYSE: VRC):

         August 17, 2001

         Mr. Joseph C. Winkler
         Executive Vice President and CFO
         Varco International, Inc.
         P. O. Box 808
         Houston TX 77001


         Dear Mr. Winkler:

         Thank you for your letter of August 9, 2001 (the "Letter") to our Board of Directors, outlining the revised terms of your offer to acquire the oilfield services business of ICO, Inc. We appreciate your meeting with our full Board of Directors to explain the proposal outlined in the Letter.

         We note that the transaction proposed in the Letter, if consummated, would significantly reduce the consideration to ICO from the terms of your March 20, 2001 letter of intent. Specifically, your Letter:

                  - Substantially reduces the total pre-tax consideration to ICO
                  - Assumes that ICO would bear a substantial tax burden as the result of the transaction
                  - Compels ICO to retain other liabilities post-closing
                    related to the oilfield services business.


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         In addition to these considerations, the form of contract you have proposed includes a number of terms and conditions which were not acceptable to our Board and which were not delineated in your March 20 letter.

         In view of these issues, our Board has unanimously rejected the offer contained in the Letter. In the future, should Varco submit an improved offer which addresses our concerns, our Board of Directors will carefully evaluate it and any other proposal intended to maximize value for ICO shareholders.

         Very truly yours,


         John F. Williamson
         Chairman of the Board

ICO's Board of Directors, the Special Committee of the Board of Directors, and its management team will continue to study strategic options to enhance long-term shareholder value.

         In its polymers group, ICO, Inc. engineers and produces specialty polymers and provides polymer processing services. In its oilfield services group, ICO provides tubular inspection and coating services.

         Statements regarding group outlook for Polymer Processing Services, increases in exploration activity, increases in demand for services, as well as any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include but are not limited to, demand for the Company's services and products, business cycles and other conditions of the oil and gas and polymer industries, prices of commodities, acquisition risks, international risks, operational risks, and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.